NOTICE OF RESTRICTED STOCK AWARD (EMPLOYEE)
[Date]
[Recipient Name & Address]
Dear ____________,
I am pleased to inform you that you have been granted a Restricted Stock Award of shares of Lee Enterprises, Incorporated Common Stock. You are receiving this award under the Company’s 2020 Long‑Term Incentive Plan (Effective February 19, 2020), as presently written or later amended (the “Plan”).
SUMMARY OF AWARD
Granted To: ______________________________
Grant Date: ______________________________
Fair Market Value per share of Common Stock: $         per share
Total Number of Shares of Restricted Stock: __________________
Total Number of Shares of Restricted
Stock Subject to the Restricted Period:

Vesting Schedule: Except as otherwise provided in this Notice or the attached Restricted Stock Award, you shall vest in the Restricted Stock in equal installments on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date, subject to you providing continuous employment to the Company through such date .

LEE ENTERPRISES, INCORPORATED
By _________________________________

By clicking on the “I agree” box at the top of this electronic mail message, I acknowledge receipt of this Notice of Restricted Stock Award for Employees, which has been issued to me under the terms and conditions of the Plan and as stated in this Notice, the Restricted Stock Award Agreement, and the Plan. I further acknowledge I can obtain the Prospectus, including the Plan at http://www.lee.net/prospectus. I agree to all of the terms and conditions of this Notice, the Restricted Stock Award Agreement, and the Plan.
Signature: ____________________________ Date: ____________________
Name
Note: If there are any discrepancies in the name or address shown above, please notify Connie Miller at connie.miller@lee.net.

Lee Enterprises, Incorporated
Restricted Stock Award Agreement
This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of the Grant Date set forth on the Notice by and between the Company and the Grantee. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
WHEREAS, the Company has adopted the 2020 Long‑Term Incentive Plan (Effective February 19, 2020) (the “Plan”) pursuant to which awards of Restricted Stock may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Restricted Stock. Pursuant to Section 3 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award of Restricted Stock consisting of, in the aggregate, [NUMBER] shares of Common Stock of the Company (the "Restricted Stock"), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.Consideration. The grant of the Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.

3.Restricted Period; Vesting. Except as otherwise provided herein, provided that the Grantee is continuously employed by the Company through the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock
First Anniversary of the Grant Date	One-Third of the Restricted Stock
Second Anniversary of the Grant Date	One-Third of the Restricted Stock
Third Anniversary of the Grant Date	One-Third of the Restricted Stock

Upon the occurrence, during the Restricted Period, of the Grantee’s death, retirement upon the Grantee’s Normal Retirement Date (or, if approved in writing by the Committee, the Grantee’s actual retirement date), or Disability Date, all unvested shares of Restricted Stock shall immediately vest. In the event the Grantee’s employment terminates for any other reason (including, without limitation, voluntary termination or resignation) during the Restricted Period, all shares of Restricted Stock which have not yet vested shall be forfeited and return to the Company, and all rights of the Grantee to such shares and as a shareholder with respect to such shares shall terminate without any further obligation on the part of the Company; provided that, the Committee retains the discretion to waive forfeiture upon termination consistent with the provisions of Section 3.4 of the Plan. If the Grantee is party to another agreement with the Company that provides for accelerated vesting in certain circumstances, vesting will accelerate in accordance with the terms of such agreement.
4.Change in Present Stock or Business Combination. If any change in the outstanding shares of the Company’s Common Stock by reason of any stock dividend or split,

recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends occurs, the Committee will make such substitution or adjustment, if any, as it deems to be equitable (a) to accomplish fairly the purposes of the Plan, and (b) to preserve the intended benefits of the Plan to the Participants and the Company, as to the number or kind of shares of the Company’s Common Stock or other securities issued or reserved for issuance under the Plan. Upon the occurrence of a Business Combination, then this Award will be cancelled and substituted with a replacement award for the issuance of equity in the acquiring entity if the requirements of Section 1.6(d)(iii)(B) of the Plan are satisfied.
5.Change in Control. Notwithstanding any other provision of the Plan to the contrary, if a Change of Control (other than a Change of Control described in Section 1.6(d)(iii)) is determined to have occurred, this Award will remain subject to any applicable restrictions, but will remain in effect in accordance with the terms of this Agreement, unless the Grantee is terminated from employment with the Company during the Employment Period, in which case the restrictions and deferral limitations applicable to this Award will lapse, and such Restricted Stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant.
6.Rights as a Shareholder.
a.The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company. Notwithstanding the foregoing, (1) the Grantee shall not have any voting rights with respect to unvested shares of Restricted Stock, and (2) as of the first day of each quarter during the Restricted Period, the Company shall credit to the Grantee an amount equal to the value of all dividends or other distributions (whether in cash or other property) paid by the Company during the prior quarter on the equivalent number of shares of Common Stock, and such dividends or distributions shall be distributed in cash to the Grantee only if, when, and to the extent the underlying Restricted Stock vests.
b.The Company may issue stock certificates or evidence the Grantee's interest by using a restricted book entry account with the Company's transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock vests. By execution of this Agreement, the Grantee appoints the Company’s chief financial officer as the Grantee’s duly authorized agent and attorney-in-fact for and on the Grantee’s behalf and subject to the terms of this Agreement to hold and retain any stock certificates that are issued in relation to the Restricted Stock or later distributed by the Company during the term of this Agreement related to the Restricted Stock. Further, the Grantee appoints the Company’s chief financial officer to execute and deliver to the Company any and all such share certificates that the Grantee forfeits under the terms of this Agreement or as otherwise required by the Plan.
c.If the Grantee forfeits any rights the Grantee has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

7.Tax Liability and Withholding.
a.The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
i.tendering a cash payment.
ii.authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.
iii.delivering to the Company previously owned and unencumbered shares of Common Stock.
b.Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee's liability for Tax-Related Items.
8.Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
9.Transferability. This Agreement is not transferable and may not be encumbered or disposed of in whole or in part during the Grantee’s lifetime. During the Grantee’s lifetime and the term of this Agreement, the Grantee’s rights under this Agreement may be exercised solely by the Grantee. Upon the Grantee’s death any rights, to the extent exercisable or vested on the date of the Grantee’s death, may be exercised by the Grantee’s estate or by a person who acquires the right to ownership of the Grantee’s Award by bequest, inheritance or otherwise by reason of the Grantee’s death. Evidence satisfactory to the Committee of the Grantee’s death and the proper legal standing of the Grantee’s successor in interest must be provided. Any attempted transfer in violation of the Section 9 shall be null and void and shall, at the Company’s discretion, result in immediate forfeiture of the affected shares.

10.Compliance with Law. This Award is subject to the requirement that, if at any time the Company’s Board of Directors determines, in its discretion, that the listing, registration or qualification of the Award on any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Award or the issuance or acquisition of this Award, the grant will not be effective in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company’s Board of Directors.
11.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Plan is incorporated in this Agreement by reference and is made a part of this Agreement as if fully set forth in this Agreement. The Plan will control if there is any conflict between the Plan and this Agreement.
12.Disputes. Any dispute or disagreement which arises under, as a result of, or in any way related to the interpretation or construction of this Agreement will be determined by the Committee. Any such determination made under this Agreement will be final, binding and conclusive for all purposes.
13.No Right to Continued Service. Nothing contained in this Agreement or the Plan will restrict the right of the Company to terminate the Grantee’s employment at any time with or without cause.
14.Notices. Each notice relating to this Agreement must be in writing and delivered electronically by email to [EMAIL] or through the Company’s stock plan administrator, in person, or by registered or certified mail, and if given to the Company, at its office, 4600 E. 53rd Street, Davenport, Iowa 52807, attention of the Vice President-Human Resources. Notices given to the Grantee or other person or persons then entitled to exercise this award will be given at the Grantee’s last address given to the Company. Either party may change the address to which such notices are to be given by notice in writing to the other in accordance with the terms of this Agreement.
15.Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to conflict of law principles.
16.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
17.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's continued employment with the Company. Notwithstanding the foregoing, following a Change of Control, the Board may not amend the Plan (or this Agreement) in a manner that adversely affects this Award without the written consent of the Grantee.
18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.